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TSYS(Registration Mark) NEWS RELEASE
__________TOTAL SYSTEM SERVICES, INC. (Service Mark)___________________

FOR IMMEDIATE RELEASE

CONTACT:  Danita Gibson                      Betsy Helgager
          Assistant Vice President           Account Executive
          Corporate Relations/Marketing      Ketchum Public Relations
          (706)649-5578                      (404)649-2900

                     NATIONSBANK RENEWS CARD PROCESSING CONTRACT
                           WITH TOTAL SYSTEM SERVICES
                Company Signs Long-term Agreement for Card Processing

     Columbus, Ga., October 25, 1995 - Today, Total System Services, Inc., (NYSE -TSS) (TSYS), announced the renewal of a long-term contract with Charlotte, North Carolina-based NationsBank to continue processing their credit card portfolio. NationsBank has been a customer of TSYS since the early eighties.

     "We have enjoyed a very rewarding relationship with NationsBank over the years, and we are extremely excited that it will continue with the signing of this new contract," said Philip W. Tomlinson, TSYS President. "NationsBank is an aggressive customer, and the TSYS team is committed to helping them achieve their objectives by providing outstanding customer service and support."

     NationsBank Card Services, with more than $6.2 billion in outstanding loans, is one of the largest issuers of Visa and MasterCard credit cards in the United States. Headquartered in Charlotte, N.C., NationsBank has a retail banking franchise in nine states and the District of Columbia. As of September 30, 1995, NationsBank had total assets of $182 billion.

     Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit and private-label card processing companies, serving 139 primary card issuing and acquiring institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing approximately 57 million cardholder and 600,000 merchant accounts. TSYS offers a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM (Trade Mark). TSYS' 1994 revenues totaled $187.6 million. The company is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE -"SNV"), a $7.6 billion asset, multi-financial services company that also incudes 34 banking affiliates in four southeastern states and a full-service brokerage firm.
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                  POST OFFICE BOX 1755/COLUMBUS, GEORGIA  31902-1755

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